Filed Pursuant to Rule 424(b)(3) - Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION
PROSPECTUS SUPPLEMENT NO. 13
(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”).  This Prospectus Supplement No. 13 is to provide information contained in our Form 8-K filed with the Commission on January 12, 2012, a copy of which is attached hereto without exhibits and incorporated herein by reference.  On May 12, 2011 we filed Prospectus Supplement No. 1 to supplement the Prospectus.  On May 25, 2011 we filed Prospectus Supplement No. 2 to supplement the Prospectus.  On July 27, 2011, we filed Prospectus Supplement No. 3 to supplement the Prospectus.  On August 12, 2011, we filed Prospectus Supplement No. 4 to supplement the Prospectus.  On August 31, 2011, we filed Prospectus Supplement No. 5 to supplement the Prospectus.  On October 20, 2011, we filed Prospectus Supplement No. 6 to supplement the Prospectus.  On October 24, 2011, we filed Prospectus Supplement No. 7 to supplement the Prospectus.  On November 8, 2011, we filed Prospectus Supplement No. 8 to supplement the Prospectus.  On November 14, 2011, we filed Prospectus Supplement No. 9 to supplement the Prospectus.  On November 29, 2011, we filed Prospectus Supplement No. 10.  On December 13, 2011, we filed Prospectus Supplement No. 11.  On December 29, 2011, we filed Prospectus Supplement No. 12.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and this Prospectus Supplement No. 13.  Prospectus Supplement No. 13 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and Prospectus Supplement No. 12 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and Prospectus Supplement No. 12 except to the extent that the information in this Prospectus Supplement No. 13 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and Prospectus Supplement No. 12.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMEMT NO. 4, PROSPECTUS SUPPLEMENT NO. 5. PROSPECTUS SUPPLEMENT N0. 6, PROSPECTUS SUPPLEMENT NO. 7, PROSPECTUS SUPPLEMENT NO. 8, PROSPECTUS SUPPLEMENT NO. 9, PROSPECTUS SUPPLEMENT NO. 10, PROSPECTUS SUPPLEMENT NO. 11, PROSPECTUS SUPPLEMENT NO. 12 AND THIS PROSPECTUS SUPPLEMENT NO. 13 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On January 12, 2012, we filed the attached Form 8-K with the Commission.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 13 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 12, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2012

First Trinity Financial Corporation

(Exact Name of registrant as specified in its charter)

Commission File No.       000-52613

Oklahoma	34-1991436
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Stock Dividend

On January 11, 2012, First Trinity Financial Corporation’s (the Corporation) Board of Directors approved a 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of Common Stock of the Corporation they hold.  The dividend is payable to the holders of shares of the Corporation as of March 10, 2012.  Fractional shares will be rounded to the nearest whole number of shares.  Share certificates will be mailed or delivered by the Corporation after March 10, 2012.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.4	News Release from First Trinity Financial Corporation dated January 11, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: January 12, 2012	By:	/s/ Gregg E. Zahn
Gregg E. Zahn, President and Chief Executive Officer

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